AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 26, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ACCURIDE CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	61-1109077
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7140 Office Circle Evansville, Indiana, 47715
(Address of principal executive offices)

Accuride Corporation 2005 Incentive Award Plan

Accuride Corporation Employee Stock Purchase Plan
1998 Stock Purchase and Option Plan for Employees of Accuride Corporation and Subsidiaries

(Full titles of the Plans)

Copy to:
John R. Murphy Chief Financial Officer Accuride Corporation 7140 Office Circle Evansville, IN 47715 (812) 962-5000	Christopher Leuking Mark V. Roeder Latham & Watkins Sears Tower, Suite 5800 233 S. Wacker Drive Chicago, IL 60606 (312) 876-7700 (312) 993-9767 (fax)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Calculation of Registration Fee

Title of Securities to be Registered	Amount of Shares to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $.01 per share (“Shares”)	1,633,988 shares	$9.00	$14,705,892	$1,731.00
	653,595 shares	$9.00	$5,882,355	$693.00
	1,424,344 shares	$4.53	$6,452,279	$760.00
Total	3,711,927 shares	$—	$27,040,526	$3,184.00

(1)                                  3,711,927 shares of Common Stock, par value $.01 per share (the “Shares”), issuable pursuant to three equity plans of Accuride Corporation (the “Company”), being newly registered hereunder and comprised of: (i) 1,633,988 Shares issuable pursuant to the Accuride Corporation 2005 Incentive Award Plan (the “Plan”), (ii) 653,595 Shares issuable pursuant to the Accuride Corporation Employee Stock Purchase Plan (the “ESPP”); and (iii) 1,424,344 Shares issuable pursuant to outstanding options under the 1998 Stock Purchase and Option Plan for Employees of Accuride Corporation and Subsidiaries (the “1998 Plan”).  In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the amount registered hereunder includes an indeterminate number of shares of common stock that may be issued in accordance with the provisions of the Plan, the ESPP and the 1998 Plan in connection with any anti-dilution provisions or in the event of any change in the outstanding shares of common stock, including a stock dividend or stock split.

(2)                                  Calculated pursuant to Rule 457 of the Securities Act, as amended.  The proposed maximum offering price per share represents (i) the weighted average exercise price of $4.53 per share of currently outstanding options totaling 1,424,344 Shares under the 1998 Plan, and (ii) the initial public offering price of $9.00 per Share set forth in the Prospectus filed by the Company pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1 (File No. 333-121944), as amended, with respect to securities for which options have not been granted.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                                                           Plan Information

Not required to be filed with this Registration Statement.

Item 2.                                                           Registration Information and Employee Plan Annual Information

Not required to be filed with this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                           Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Company, are incorporated as of their respective dates in this Registration Statement by reference:

A.                                   The Company’s Annual Report on Form 10-K filed with the Commission on March 31, 2005 (File No. 033-15435), for the fiscal year ended December 31, 2004.

B.                                     All reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2004.

C.                                     The Prospectus filed by the Company pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-121944), on January 10, 2005, which contains audited financial statements of the Company for the latest period for which such statements have been filed.

D.                                    The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A (No. 001-32483), filed under Section 12(b) of the Exchange Act on April 25, 2005.

All documents subsequently filed by the Company or by the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                                                           Description of Securities

Not applicable.

Item 5.                                                           Interests of Named Experts and Counsel

Not applicable.

Item 6.                                                           Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and further that a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of action or suit by or in the right of the corporation, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.  To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action describing in this paragraph, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 102(b)(7) of the Delaware General Corporation Law allows a corporation to include in its certificate of incorporation a provision to eliminate or limit the personal liability of a director of a corporation to the corporation or to any of its stockholders for monetary damages for a breach of fiduciary duty as a director, except in the case where the director (1) breaches his duty of loyalty to the corporation or its stockholders, (2) fails to act in good faith, engages in intentional misconduct or knowingly violates a law, (3) authorizes the unlawful payment of a dividend or approves a stock purchase or redemption in violation of Section 174 of the Delaware General Corporation Law or (4) obtains an improper personal benefit.  The Company’s Amended and Restated Certificate of Incorporation (the “Certificate”) includes a provision which eliminates directors’ personal liability to the fullest extent permitted under the Delaware General Corporation Law.

The Company’s Certificate provides that the Company may indemnify and advance indemnification expenses to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or employee of the Company or any predecessor of the Company, or is or was serving at any other enterprise as a director, officer, or employee at the request of the Company or any predecessor of the Company.  The Company’s Amended and Restated Bylaws (the “Bylaws”) provide that Company shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Company, or is or was serving at the request of Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, and such person acted in good faith (as defined therein) and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had the reasonable cause to believe his or her conduct was unlawful; and that the Company may, by action of its board of directors or stockholders, provide indemnification to employees and agents of the Company with the same scope and effect as indemnification of directors and officers.

Section 145 of the Delaware General Corporation Law further provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.

The Certificate provides that the Company may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Company or who is or was serving at any other enterprise as a director, officer or employee at the request of the Company against any liability asserted against him or her and may enter contracts providing for the indemnification of any such person to the fullest extent permitted by law.  The Bylaws provide that, to the fullest extent permitted by any applicable law, the Company may purchase and maintain insurance on behalf of any person required or permitted to be indemnified under the Bylaws.

The Company has obtained policies of insurance under which, subject to the limitations of such policies, coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters and (2) to the Company with respect to payments which may be made by the Company to these officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The form of the Underwriting Agreement filed as an exhibit to the Company’s Form S-1, filed January 10, 2005 (File No. 333-121944), as amended, is expected to provide for the indemnification of the Company, its controlling persons, its directors and certain of its officers by the underwriters and for the indemnification of the underwriters by the Company, in each case against certain liabilities, including liabilities under the Securities Act.

Item 7.                                                           Exemption From Registration Claimed

Not applicable.

Item 8.                                                           Exhibits

See Exhibit Index.

Item 9.                                                           Undertakings

A.                                   The undersigned Company hereby undertakes:

1.                                       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

a.                                       To include any prospectus required by Section 10(a)(3) of the Securities Act;

b.                                      To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

c.                                       To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(a) and (A)(1)(b) shall not apply to information contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); that are incorporated by reference in this Registration Statement.

2.                                       That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                       To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B.                                     The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s Annual Report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.                                     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Evansville, state of Indiana, on this 26th day of April, 2005.

ACCURIDE CORPORATION

By:	/s/ Terrence J. Keating
Terrence J. Keating
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Terrence J. Keating and John R. Murphy, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and reimbursement, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Terrence J. Keating	President and Chief Executive	April 26, 2005
Terrence J. Keating	Officer (Principal Executive Officer) and Director

/s/ John R. Murphy	Executive Vice President/Finance and	April 26, 2005
John R. Murphy	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Andrew M. Weller	Executive Vice President/Components	April 26, 2005
Andrew M. Weller	Operations & Integration and Director

Signature	Title	Date

/s/ Jay R. Bloom	Director	April 26, 2005
Jay R. Bloom

/s/ Mark D. Dalton	Director	April 26, 2005
Mark D. Dalton

/s/ Todd A. Fisher	Director	April 26, 2005
Todd A. Fisher

/s/ Frederick M. Goltz	Director	April 26, 2005
Frederick M. Goltz

/s/ James H. Greene, Jr.	Director	April 26, 2005
James H. Greene, Jr.

/s/ James C. Momtazee	Director	April 26, 2005
James C. Momtazee

/s/ Charles E. Mitchell Rentschler	Director	April 26, 2005
Charles E. Mitchell Rentschler

/s/ Donald C. Roof	Director	April 26, 2005
Donald C. Roof

EXHIBIT INDEX

IDEX CORPORATION

Exhibit No.	Description

5.1	Opinion of Latham & Watkins	Filed herewith.

23.1	Consent of Deloitte & Touche LLP	Filed herewith.

23.2	Consent of Deloitte & Touche LLP	Filed herewith.

23.3	Consent of Latham & Watkins	Contained in opinion filed as Exhibit 5.1.

24	Power of Attorney	Included on signature page hereto.